Exhibit 99.1

Contact:	Amedisys, Inc.	Amedisys, Inc.
	Senior Vice President - Finance	Chief Financial Officer
	Thomas J. Dolan	Dale E. Redman
	225.292.2031	225.292.2031
	tdolan@amedisys.com	dredman@amedisys.com

AMEDISYS ANNOUNCES FILING OF SHELF REGISTRATION STATEMENT

BATON ROUGE, Louisiana (August 20, 2007) – Amedisys, Inc. (NASDAQ: “AMED”, Amedisys or the “Company”), one of America’s leading home health nursing companies, announced today that it filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission “SEC” which, when declared effective, will permit the Company to offer and sell, from time to time, in one or more offerings, shares of its common stock or preferred stock or any combination of such securities, for proceeds in an aggregate amount up to $250 million. The terms of any such future offering will be established at the time of the offering. Proceeds from the sale of any securities will be used for the purposes described in the prospectus or a prospectus supplement filed at the time of an offering. Amedisys has no immediate plans to offer or sell any securities under the registration statement.

“With minimal debt outstanding, and a cash balance at June 30, 2007 of over $97 million, Amedisys has no immediate plans to offer or sell any securities under this registration statement”, said Bill Borne, the Chief Executive Officer of Amedisys, Inc. “However, we believe having a shelf registration in place will provide us with additional flexibility in accessing capital markets in the future”.

The shelf registration statement relating to these securities has not yet become effective. The securities offered by the Company under the registration statement may not be sold, nor may offers to buy the securities be accepted, prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com